Exhibit 99.1

Safety Shot, the world’s first clinically proven alcohol reducer, rebrands as Sure Shot and unveils a bold new look, focusing on 4-ounce bottles and powder stick packs

The Rebrand, Led by Amalgam, Is Inspired by Comic Book Like Art to Embody the Product’s Powerful and

Transformative Functionality

JUPITER, FL, October 9, 2024 – Safety Shot, Inc. (Nasdaq: SHOT) (the “Company”), the revolutionary dietary supplement dedicated to stopping the negative effects of alcohol before they start, announced a significant transformation with a complete brand overhaul and a new name: Sure Shot. The rebrand features a fresh new look, as well as a newly improved taste, that underscores the powerful impact of this game-changing product and marks the debut of 4-ounce bottles and on-the-go powder stick packs in the market.

Sure Shot partnered with Amalgam, a full-service agency known for building bespoke teams of marketing experts with a proven track record of growing brands. Amalgam helps both established companies and startups define, refine, and express a distinctive position in their markets. Amalgam led the repositioning and rebranding efforts in partnership with Stout Design.

The new strategy centers on Sure Shot’s mission to pioneer the world’s most innovative functional beverages, pledging to explore cutting-edge advancements and create a unique market category. As the only clinically proven alcohol reducer, by supporting the metabolism of alcohol, Sure Shot aims to establish itself as the sole occupant of this space, stopping the morning after before it starts.

“We created a bold brand world inspired by pop art and comic strip elements, capturing the dynamism and punch that Sure Shot delivers through its innovative promise,” said Ned Wallroth, founder of Amalgam, who also serves as Fractional CMO for the brand.

To coincide with the rebrand, Sure Shot will debut 4-ounce bottles and on-the-go powder stick packs – both portable, compact and convenient forms of its innovative formula – designed for easy on-the-go use, to ensure that customers can enjoy the benefits of Sure Shot’s groundbreaking formula wherever they are. The 4-ounce bottles ($5.99) and powder stick packs (coming soon) will be available for purchase in convenience stores and liquor stores across the United States where Sure Shot is sold.

“We could not be more pleased to introduce the new and improved Sure Shot look to the world,” said Sure Shot CEO Jarret Boon. “This rebrand marks an exciting new chapter for the Company as we embrace a bold identity that communicates our powerful innovation and revolutionary solution to the masses. Our rebrand isn’t just about aesthetic; it represents the evolution of the brand, which has seen exponential growth in its first year, and our commitment to where we see Sure Shot in the future.”

The rebrand announcement comes just about a month after the brand released new clinical data that proves the formula’s efficacy in rapidly and dramatically reducing BAC and unwanted effects of alcohol. The double-blind, randomized, placebo-controlled study evaluated the acute impact of the Sure Shot formula on consumer’s Blood Alcohol Content (“BAC”), successfully demonstrating remarkable and statistically significant results in various measures related to alcohol consumption and the subsequent rapid reduction of BAC by supporting the metabolism of alcohol.

For more information about Sure Shot, please visit www.sureshot.com and follow on social @sureshot (alt of @drinksureshot)

About Sure Shot, Inc.

Sure Shot, Inc. a wellness and dietary supplement company dedicated to the promotion of responsible drinking, has developed Sure Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy and overall mood. Sure Shot is available for purchase online at sureshot.com and Amazon. The Company is introducing business-to-business sales of Sure Shot to distributors, retailers, restaurants and bars throughout 2024.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding Sure Shot’s ability to develop and commercialize a product that lowers blood alcohol content, the timing, progress and results of non-clinical studies and clinical trials, including our product development plans and strategies, Sure Shot’s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Sure Shot’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, our ability to comply with applicable U.S. and foreign laws, rules, and regulations, product liability claims, our ability to develop and market Sure Shot and the risks and uncertainties that are described more fully in the section titled “Risk Factors” in Sure Shot’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2024, filed with the Securities and Exchange Commission on August 14, 2024, and its other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Sure Shot undertakes no duty to update such information except as required under applicable law.

Media and Investor Contact:

Autumn Communications

Jess Weinberger

Phone: 201-213-3239

Email: shot@autumncommunications.com

Investor Relations

Medon Michaelides

Phone: 561-244-7100

Email: investors@drinksafetyshot.com